SECOND AMENDMENT TO LEASE

     This Second Amendment to Lease, dated for reference purposes only, October 1, 1996, between Maricopa Enterprises, Ltd., (Lessor), and Motorcar Parts & Accessories, Inc., (Lessee), who agree as follows:

     1. RECITALS: This Second Amendment to Lease is made with reference to the following facts and objectives:

          a. Lessor and Lessee entered into a written Lease dated March 8, 1993, whereby Lessor leased to Lessee the Premises commonly known as 2727 Maricopa Street, Torrance, California 90503;

          b. The parties desire to amend the Term of the Lease on the terms and conditions hereinafter set forth.

     2. AMENDMENT OF TERM: The Term of the Lease shall be amended so that the Term of the Lease shall extend to and including March 31, 2002.

     3. RENT: Base Rent for the period from April 1, 1997 through September 30, 1999 shall be $44,280.00 per month. From October 1, 1999 through March 31, 2002, Base Rent shall be $47,601.00 per month.

     4. EFFECTIVENESS OF LEASE: Except as set forth in this Second Amendment to Lease, all of the provisions of the Lease shall remain in full force and effect and unchanged.

     5. OPTIONS TO EXTEND TERM: If this Lease has not been cancelled or terminated prior to March 31, 2002, and if the Lessee is at the time of exercise and through March 31, 2002, in possession of the Premises and is not at the time of exercise and through March 31, 2002 in default of any of the terms, covenants or conditions of this Lease, Lessee is hereby granted two (2) options to extend the Term of this Lease for two (2) additional terms of five (5) years each from and after March 31, 2002; provided that Lessee gives written notice to Lessor of the exercise of each option of extension at least one hundred twenty (120) days prior to the expiration of the preceding Term. The terms and conditions of the Lease during the extended five (5) year option periods shall be the same as herein contained, except that the monthly Base Rent shall be increased to ninety-five percent (95%) of the then prevailing fair rental value as of the commencement date of each option period, which shall be mutually agreed upon by Lessor and Lessee, if possible. However, no reevaluation shall result in a rental rate less than that established for the prior rental period. In the event that Lessor and Lessee cannot mutually agree upon the then prevailing fair rental value of the Premises, the determination of the fair rental value as of the commencement date of each option period shall be based upon an appraisal by an S.I.R. broker or an M.A.I. appraiser acceptable to both Lessor and Lessee to the Los Angeles Chapter of the American Arbitration Association. All costs and fees of said broker or of the American


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Arbitration  Association  shall be borne equally by Lessor and Lessee.  The fair rental value shall be increased during the second thirty (30) months of each five (5) year extended term, the amount of such increases to be agreed upon at the time the fair rental value is established.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Lease.

                                            MARICOPA ENTERPRISES, LTD.


Dated:       11/14/96                       /s/ David V. Karney
             --------                       --------------------------------
                                            DAVID V. KARNEY, General Partner



                                            MOTORCAR PARTS & ACCESSORIES, INC.


Dated:        11/14/96                      /s/ Richard Marks
              --------                      --------------------------------





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